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                                                                    EXHIBIT 10.8


AMENDMENT TO CHANGE IN CONTROL AGREEMENT ("Agreement")

This Amendment (the "Amendment") and the attached Schedule A are entered into as of the 30th day of April, 2001 by Del Webb Corporation, a Delaware corporation (the "Company"), and Robertson C. Jones ("Employee"). To the extent there is any actual or apparent conflict between this Amendment and the terms of the Agreement, this Amendment shall prevail.

Whereas, Company and the Employee desire to amend the Agreement in certain respects;

Now therefore, the Agreement is hereby amended to add the following provisions as follows:



     1.  MERGER WITH PULTE CORPORATION

         Notwithstanding anything in this Agreement to the contrary, upon the effective date of the merger of Company and Pulte Acquisition Corp. pursuant to the merger agreement dated April 30, 2001 (the "Merger Effective Date") between Company, Pulte Corporation and Pulte Acquisition Corporation, Employee will, at his election, either continue as an at will employee of Company or become a consultant to Company for the period (the "Post-Merger Period") beginning on the Merger Effective Date and continuing until the first to occur of (1) the first anniversary of the Merger Effective Date and (2) termination of the Employee's employment or consulting arrangement because of Employee's death or disability, or termination by Company (if Company terminates, he will automatically become a consultant for the remainder of the one-year period following the Merger Effective Date). If Employee elects to continue as an Employee, he may, at any time during the Post-Merger Period, elect to cease being an employee and then must continue as a consultant, on an as-needed basis by Company (making himself available as reasonably requested by the Company) until the end of the Post-Merger Period. Once Employee elects to be a consultant, he may not return to employee status without the consent of Company.

     2.  RESTRICTIVE COVENANT

         In consideration of Company's agreements contained herein and the payments to be made by it to Employee pursuant hereto, Employee agrees that, during the duration of this restrictive covenant, he will not:

                  (1) Without the prior written consent of the Board of Directors of Company, engage in a Competing Business within 100 miles of the outer boundaries of any Standard Metropolitan


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                           Statistical Area (or such lesser geographical area as
                           may be set by a court of competent jurisdiction or an arbitrator) in which any of the businesses of Company are being conducted on the date of termination of this Agreement or within 100 miles of the outer boundaries of any Standard Metropolitan Statistical Area (or such lesser geographical area as may be set by a court of competent jurisdiction or an arbitrator) in which the Company's strategic plan or any replacement plan (the "Strategic Plan"), as in effect on the date of the competitive activity by Employee, discusses the possibility of Company conducting business within two years following the date of termination of this Agreement; or

                  (2) During the Post-Merger Period, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person or entity, seek to hire and/or hire any individual who is employed by Company, and/or Pulte Acquisition Corp., unless previously terminated by the Company and/or Pulte Acquisition Corp. or any Subsidiary immediately prior to such hiring or solicitation or during the prior one-year period.

     3.  REMEDIES; REASONABLENESS

         Employee acknowledges and agrees that a breach by Employee of the provisions of this Section will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and, for that reason, agrees that Company will be entitled to an injunction restraining and enjoining Employee from violating the provisions of this Section. The right to an injunction shall be in addition to and not in lieu of any other remedy available to Company for such breach or threatened breach, including the recovery of damages from Employee.

         Employee expressly acknowledges and agrees that (i) this Restrictive Covenant is reasonable as to time and geographical area and does not place any unreasonable burden upon him; (ii) the general public will not be harmed as a result of enforcement of this restrictive covenant; and (iii) Employee understands and hereby agrees to each and every term and condition of this Restrictive Covenant.

     4.  COMPETING BUSINESS

         For purposes of this Agreement, Employee shall be deemed to be engaged in a "Competing Business" if, in any capacity, including but not limited to proprietor, partner, officer, director, or employee, he engages or participates, directly or indirectly, in the operation, ownership, or management of any proprietorship, partnership, corporation, or other business entity which competes, in whole or in part, with the then actual business of Company or any business


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contemplated by Company's Strategic Plan as in effect on the date of the competitive activity by Employee. Indirect participation in the operation or ownership of any such entity shall include any investment by Employee in any such entity, by way of loan, guaranty, or stock ownership (other than ownership of 1% or less of any class of equity or other securities of a company which is listed and regularly traded on any national securities exchange or which is regularly traded over-the-counter). Employee shall not be deemed to be engaged in a "Competing Business" if, in any capacity enumerated above, he engages or participates, directly or indirectly, in the operation, ownership, or management of any proprietorship, partnership, corporation, or other business entity where Employee or the business entity in which he may be involved, either directly or indirectly, and together with any related individuals or entities, builds fewer than 25 homes per calendar year (with the number of homes to be determined by the number of permits pulled for such homes). At the written request of Employee from time to time, Company shall furnish Employee with a written description of the business or businesses in which Company is then actively engaged.

         For purposes of this Amendment, a Competing Business is defined as a business whose primary business is conventional homebuilding and/or age-restricted homebuilding. The Restrictive Covenant will continue until the end of the Post-Merger Period.


     5.  CHANGE IN CONTROL

     Notwithstanding the foregoing, if the Change-in-Control results from the merger of Company and Pulte Acquisition Corp. pursuant to the merger agreement described in Section 1 above, the restrictive covenant will continue until the end of the Post-Merger Period.

     6.  BREACH AND OPPORTUNITY TO CURE

     No damages for any breach of the foregoing provisions, including Schedule A, shall be available in the absence of providing to Mr. Jones 30 days' written notice and opportunity to cure.


Del Webb Corporation

By: /s/ John A. Spencer
    -----------------------

Its: EVP/CFO

/s/ Robertson C. Jones
---------------------------
Robertson C. Jones


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                                   Schedule A




Robertson C. Jones shall receive a fee of $600,000 on the first anniversary of the Merger Effective Date.

Consulting / Advisory Duties: Robertson C. Jones will make himself reasonably available to act in an advisory capacity and to provide professional guidance, input, counsel and advice as to matters relevant to the Company's existing business locations and affairs, and such other matters that the Company shall request.